Exhibit 10.2

PROFIT PARTICIPATION AGREEMENT

By and Between

OPUS NORTHWEST, L.L.C.,

a Delaware limited liability company

AND

SELECT COMFORT CORPORATION,

a Minnesota corporation

Date: July 26, 2006

PROFIT PARTICIPATION AGREEMENT

THIS PROFIT PARTICIPATION AGREEMENT (“Agreement”) is made as of July 26, 2006, by and between Opus Northwest, L.L.C., a Delaware limited liability company (“Opus”), and SELECT COMFORT CORPORATION, a Minnesota corporation (“Tenant”).

RECITALS:

A.    Unless otherwise defined in this Agreement, all capitalized words and terms used in this Agreement shall have the meanings ascribed to such words and terms in Exhibit B attached hereto and hereby made a part hereof.

B.    By that certain Net Lease Agreement (Build-to-Suit) dated on or about even date herewith by and between Opus, as landlord, and Tenant, as tenant (the “Lease”), Opus has agreed to lease to Tenant, and Tenant has agreed to lease from Opus certain real property legally described on Exhibit A (the “Property”) and the improvements constructed or to be constructed thereon. The Property and the improvements constructed or to be constructed thereon are collectively referred to herein as the “Project”.

C.    As a material inducement for Tenant to enter into the Lease, Opus has agreed to pay to Tenant a portion of the sale proceeds of the Project upon the Sale of the Project, upon and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged (including, without limitation, execution by Tenant of the Lease), Opus and Tenant hereby agree as follows:

ARTICLE 1

PROFIT PARTICIPATION

1.1          Upon the Sale of the Project, Opus agrees to pay Tenant the Profit Participation Fee as determined hereunder; provided, however, that Opus shall not be required to pay Tenant any Profit Participation Fee if at the time such payment would otherwise be made, an Event of Default (as defined in the Lease) by Tenant by Tenant has occurred and is continuing. In the event the Net Sale Proceeds is a negative number, Tenant shall not be required to pay any amount to Opus.

1.2          Notwithstanding the foregoing, Opus shall have no obligation to pay Tenant the Profit Participation Fee with respect to any Excluded Sale. Further, in the event there is an Excluded Sale related to a foreclosure or a transfer of a deed in lieu of foreclosure, then this Agreement shall automatically terminate and be of no further force and effect.

1.3          At such time as Opus has paid to Tenant the Profit Participation Fee required hereunder, or this Agreement is otherwise terminated in accordance with its terms, then Tenant shall deliver to Opus such documents as Opus may reasonably request to evidence termination of this Agreement and Opus’ obligations to make any payment hereunder. Tenant shall have the right to audit the books and records of Opus for the sole purpose of verifying the accuracy of the Profit Participation Fee. Opus shall use an “open book” process (as provided in Section 2.8 of the Lease, and also including information on any additional costs, fees or other expenses not specifically referenced in the Lease but constituting an Actual Project Closing Cost or a Project Cost under the terms of this Agreement) in allowing the Tenant to confirm the accuracy of the calculation of the Net Profit Participation Fee.

ARTICLE 2

MISCELLANEOUS

2.1          All notices and demands herein required shall be in writing and shall be sent by United States Certified Mail return receipt requested, personal delivery, overnight courier (guaranteeing next day delivery) or facsimile:

To Tenant: with a copy to:

Select Comfort Corporation

6105 Trenton Lane North

Minneapolis, Minnesota 55442

Attention: Mark A. Kimball

Select Comfort Corporation

6105 Trenton Lane North

Minneapolis, Minnesota 55442

Attention: Mitchell W. Johnson

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To Opus:	Opus Northwest, L.L.C. 10350 Bren Road West Minnetonka, Minnesota 55343-9002 Attention: Vice President Facsimile Number: 612-656-4814
with a copy to:	Opus, L.L.C. 10350 Bren Road West Minnetonka, Minnesota 55343-9002 Attention: Legal Department - Brad J. Osmundson Facsimile Number: 612-656-4755
and a copy to:	Briggs and Morgan, Professional Association Attention: Charles R. Haynor 2200 IDS Center 80 South Eighth Street Minneapolis, MN 55402 Facsimile Number: 612-977-8650

                              All notices shall be deemed given two (2) business days following deposit in the United States mail with respect to a certified or registered letter, one (1) business day following deposit if delivered to an overnight courier guaranteeing next day delivery or on the same day if sent by personal delivery or telecopy (with proof of transmission). Attorneys for each party shall be authorized to give notices for such party. Any party may change its address for the service of notice by giving written notice of such change to the other party, in the manner above specified.

2.2          Neither Opus nor Tenant shall assign any of their respective rights, obligations or duties under this Agreement; provided, however, that the parties may assign their respective rights, obligations and duties under this Agreement to wholly owned subsidiary entities, to entities acquiring all or substantially all the assets of such party, or in connection with any merger or consolidation involving substantially all of the assets of such party. This Agreement shall be personal to Opus and Tenant and shall not be binding upon or inure to the benefit of any other party. This Agreement shall not run with the land, and shall not constitute a lien, claim or encumbrance of any kind or nature whatsoever with respect to the Project or Opus’ interest therein. Tenant hereby agrees that this Agreement and the rights of Tenant hereunder (including, without limitation, the right to receive the Profit Participation Fee) are subordinate to any mortgage or other secured loan encumbering the Project, and in furtherance of such agreement, Tenant agrees that upon request from any Project lender, Tenant shall deliver to such lender and to Opus such documentation evidencing such subordination as such lender may reasonably require; provided, however, the foregoing shall not be construed to diminish or in any way release Opus from its obligations to pay any fee payable under this Agreement in accordance with the terms and conditions herein contained.

2.3          Except as set forth in Article I and Section 2.10 hereof, neither party shall be entitled to any fees or other compensation under this Agreement.

2.4          Time is of the essence of this Agreement. If the time for performance of any obligations hereunder falls on a Saturday, Sunday or a day which is a Minnesota state or federal holiday, the time for performance of such obligations shall be extended to the next day which is not a Saturday, Sunday or Minnesota state or federal holiday.

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2.5          This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

2.6          The parties each agree to do, execute, acknowledge and deliver any and all other reasonable documents and instruments and to take all such further reasonable action as shall be necessary or required in order to fully carry out this Agreement and to fully consummate and effect the transaction contemplated hereby.

2.7          This Agreement, together with the exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter herein contained and supersedes any and all prior agreements, oral or written, with respect to the subject matter herein contained. There are no representations, warranties, covenants or other agreements between the parties in connection with the transaction contemplated by this Agreement other than those expressly set forth herein or expressly contemplated hereby to be executed and delivered by the parties in accordance with the terms hereof.

2.8          Nothing herein contained shall be construed as creating a joint venture, partnership, tenancy in common, or joint tenancy relationship between Opus and Tenant, or to create any other relationship between Tenant and Opus, express or implied, including for federal and state income tax purposes.

2.9          The following are made a part hereof, with the same force and effect as if specifically set forth herein:

A.	Legal Description - Exhibit A
B.	Definitions - Exhibit B

2.10        If any party shall bring suit against the other to enforce the terms of this Agreement, then the losing party shall pay to the prevailing party the prevailing party’s costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred in enforcing this Agreement.

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IN WITNESS WHEREOF, Opus and Tenant have executed this Agreement as of the day and year first above written.

OPUS:		TENANT:

OPUS NORTHWEST, L.L.C.		SELECT COMFORT CORPORATION.

By:	/s/ Thomas G. Shaver	By:	/s/ Mark A. Kimball
Name:	Thomas G. Shaver	Name:	Mark A. Kimball
Title:	Vice President Real Estate Development	Title:	Senior VP & General Counsel

EXHIBIT A

Legal Description

Lot 2, Block 1 in Bass Creek Business Park, 4th Addition, according to the recorded plat thereof, Hennepin County, Minnesota.

EXHIBIT B

Definitions

“Actual Project Closing Costs” means, the actual, out-of-pocket costs and expenses of Opus associated with consummation of the Sale including, without limitation, broker commissions, a 1.00% sales fee to Opus or any Affiliate of Opus (provided, however, Actual Project Closing Costs shall not include a 1.00% sales fee to Opus or any Affiliate of Opus if (i) Tenant or an Affiliate of Tenant or an Affiliate of Opus is the Purchaser or (ii) any broker commission is payable by Opus or any Affiliate of Opus to a listing broker or a broker engaged by Opus in connection with the Sale transaction), recording fees, escrow fees, loan prepayment penalties for mortgage or other indebtedness encumbering the Project, attorneys’ fees, survey expenses, title insurance premiums and charges, real property transfer taxes, environmental assessments expenses and appraisal fees.

“Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlling”, “controlled by” and “under common control with”), as applied with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person whether through the ownership of voting securities or by contract or otherwise, provided (but without limiting the foregoing) that no pledge of voting securities of any Person without the current right to exercise voting rights with respect thereto shall by itself be deemed to constitute control over such Person. Without limiting the generality of the foregoing, the word “Affiliate” in connection with an Affiliate of Opus shall include Gerald Rauenhorst, a trust for the benefit of Gerald Rauenhorst and/or members of his family or their issue, Opus, L.L.C., Opus Corporation, or the parent or subsidiary of any of them, or a partnership, limited liability company, corporation or other entity comprised of all or some of the above.

“Excluded Sale” means any sale (i) relating to or resulting from a foreclosure, or a deed in lieu of foreclosure; or (ii) a sale relating to a condemnation by a governmental authority.

“Net Sale Proceeds” means the amount, if any, by which the sum of all cash and any other property, consideration or proceeds payable in connection with the Sale exceeds the sum of (a) Actual

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Project Closing Costs, plus (b) Project Costs. If the Sale includes the sale of property in addition to the Project, Opus and Tenant shall agree upon a reasonable and equitable allocation of the portion of the total purchase price and closing costs for any sale transaction allocable to the Project, and the amounts so allocated shall be used to calculate Net Sale Proceeds and Actual Project Closing Costs for the Project. Any non-cash property, consideration or proceeds shall be valued for the foregoing purposes at the fair market value thereof as agreed by Opus and Tenant, and if Opus and Tenant fail to agree as to the fair market value thereof within ten (10) days of initial consideration of any such item, then the fair market value thereof shall be determined by binding arbitration, in accordance with the following provisions.

The party desiring such arbitration shall give written notice to that effect to the other party, specifying in such notice the name, address and professional qualifications of the person designated to act as arbitrator on its behalf. Within ten (10) days after service of such notice, the other party shall give written notice to the party desiring such arbitration, specifying the name, address and professional qualifications of the person designed to act as arbitrator on its behalf. The decision of the arbitrators so chosen shall be given within a period of thirty (30) days after the appointment of such second arbitrator. If the lesser of such appraised values when multiplied by 105% exceeds the higher of such appraised values, then the fair market value of the non-cash property, consideration or proceeds subject to arbitration shall be the average of the two appraised values. If the lesser of such appraised values when multiplied by 105% does not exceed the higher of such appraised values, then the two (2) arbitrators shall, within ten (10) days after disclosure of the second appraised value, select a third arbitrator.

The decision of the third arbitrator shall be given within a period of twenty (20) days after the appointment of such third arbitrator. The fair market value of the non-cash property, consideration or proceeds subject to arbitration shall be the average of the three appraised values; provided, however, in the event the lowest or the highest of the three appraised values, or both, varies by more than ten percent (10%) from the median (i.e. middle) appraised value, the appraised value or values so varying shall be disregarded.

All arbitrators appointed shall be members of the Appraisal Institute with not less then ten (10) years of experience in the appraisal of like-property, consideration or proceeds, and be devoting substantially all of their time to professional appraisal work at the time of appointment, and be in all respects impartial and disinterested. If the party receiving a request for arbitration fails to appoint its arbitrator within the time specified above, or if the two (2) arbitrators so selected cannot agree on the selection of the third arbitrator within the time above specified, then either party, on behalf of both parties, may request the appointment of such second or third arbitrator, as the case may be, by application to any Judge of the District Court of the County of Hennepin, State of Minnesota, upon ten (10) days’ prior written notice to the other party of such intent. Each party shall pay the fees and expenses of the arbitrator appointed by or on behalf of such party and the fees and expenses of the third arbitrator shall be borne equally by the parties. Any fees and expenses paid by Opus for the fees and expenses of the arbitrator shall be considered Project Costs.

“Person” shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, non-incorporated organization or government or any agency or political subdivision thereof or any other entity.

“Profit Participation Fee” an amount equal to fifty percent (50%) of the Net Sale Proceeds with respect to the Project.

“Project Costs” shall mean as of the date of the Sale, all costs and expenses paid or incurred by Opus attributable to the Project and, with respect to real estate taxes and special assessments, any amounts

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which are payable or deferred, including, without duplication or limitation the following costs and expenses:

1.

all out-of-pocket costs and expenses paid or incurred by Opus associated with Opus’ acquisition of the Property including, without limitation, the value of the land in the amount of $4,171,320, title insurance premiums, real property transfer taxes, brokers commissions, closing and escrow costs and expenses, attorneys’ fees and expenses including fees and expenses incurred in drafting and negotiating construction contracts, development agreements, financing and loan documents, architectural contracts, purchase agreements, leases and this Agreement and any documents pertaining thereto;

2.

all out-of-pocket costs and expenses paid or incurred by Opus for site inspections, as-built plans and surveys, traffic studies, market analysis, site plans, soil testing, engineering or environmental assessments of the Project;

3.

all out-of-pocket costs and expenses paid or incurred (or in the case of the fees listed below, earned) by Opus in connection with the engineering, design, permitting and construction of Landlord’s Improvements (as defined in the Lease), Tenant Improvements (as defined in the Lease) or any other improvements on the Property including, without limitation, the development fees, design fees, contractor fees and subcontractor fees paid to Opus or its Affiliates at the rates specified in Section 2.7 and Exhibit E of the Lease;

4.

any and all hard and soft costs and expenses paid or incurred by Opus with respect to infrastructure improvements or off-site improvements or contributions to public improvements, facilities or operations located on or in any way connected with Opus’ development of the Project including any impact or like development fee, utility connection or use charge, park or dedication fee or other charge, including a development fee of three percent (3%) of the cost of such items paid to Opus or its Affiliates;

5.

all payments of interest on any loans obtained by Opus from a third party lender (other than any Affiliate of Opus) and procured in connection with the acquisition of the Property and the construction of improvements thereon, together with any points, loan fees and financing costs paid or incurred by Opus to the lender;

6.

the amount by which all expenses paid or incurred by Opus attributable to Opus’ ownership, operation, construction and management of the Project (including but not limited to real estate taxes and special assessments (whether levied, pending or deferred), insurance premiums, utility service, operating and maintenance costs, leasing commissions paid or payable in connection with the Project, rent abatement, moving expense or other concessions granted to any tenant at the Project, and construction of tenant improvements) exceeds the amounts reimbursed for such items by Tenant to Opus;

7.	Costs and expenses paid or incurred by Tenant for the Project, to the extent Opus reimburses Tenant therefor;
8.	the cost to complete any punchlist work; and
9.

any other costs, expenses or sums reasonably paid or incurred by Opus to any third party to the extent attributable to the Project or Opus’ development thereof (not including the Profit Participation Fee), including any attorneys’ fees and expenses in drafting and negotiating any lease or other agreement pertaining to the Project.

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All costs and expenses described herein, including but not limited to “out-of-pocket” costs and expenses, shall include amounts which are payable to an Affiliate of Opus to the extent such payments would not exceed those to a third party vendor at prevailing market rates, but costs and expenses, including but not limited to “out-of-pocket” costs and expenses, shall not include any amounts which are payable to an Affiliate of Opus to the extent such payments exceed prevailing market rates. If, as of the date of the Sale, there is any threatened or pending litigation relating to any one or more of the costs or expenses described above, then the Project Costs shall include a reasonable estimate of the additional cost or expense which will be incurred by Opus if such litigation is determined adversely to Opus, including attorneys’ fees, expenses and court costs, whether at trial or on appeal. Upon determination of the actual costs and expenses incurred by Opus in any such litigation, an appropriate adjustment to Project Costs shall be made, and the appropriate party shall pay to the other any amount due and owing as a result thereof. Project Costs shall not include any non-cash expenses such as depreciation or amortization.

“Purchaser” shall mean a bona fide third party purchaser of the Project (which may include an Affiliate of Opus).

“Sale” means the sale of the Project by Opus to a Purchaser, specifically excluding any Excluded Sale.

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